Exhibit 99.1

August 15, 2008

For Immediate Release

Contact Information for AMS:	Contact Information for ADESA:

Name: Nancy Rabenold	Name: Darci Valentine
nancy@auctionsolutions.com	darci.valentine@adesa.com
Phone Number: (813) 621-7881	Phone Number: (317) 249-4414

AMS, ADESA and Live Global Bid Settle the Patent Infringement Case Relating to the AMS Patent

Auction Management Solutions, Inc. (“AMS”), ADESA and Live Global Bid, Inc. jointly announce that they have settled the patent infringement case relating to AMS’ U.S. Patent No. 6,813,612 (“the ‘612 patent”). Live Global Bid recently was acquired by ADESA and is now named “LiveBlock Auctions International” or “LAI”.

As a result of the settlement, AMS’ ‘612 patent remains valid and in force and ADESA and LAI may continue to use their technology in the marketplace.

AMS, ADESA and LAI all are satisfied with the resolution of the lawsuits.

AMS’ patent infringement case against Manheim and its affiliates still remains pending.

About AMS

Auction Management Solutions, Inc., founded in 1996, is a leading technology infrastructure provider to the asset disposition industry and is the sole owner and developer of the patented OnLine Ringman® system. As a world leader in asset disposition technology and solutions, AMS’s “OnLine RingSM” family of products is the foundation of a sophisticated Internet infrastructure and strategy for auction houses and manufacturers worldwide. Its tools are used by industry leaders in major market segments.

About ADESA

ADESA offers a full range of auction, reconditioning, logistical and other vehicle-related services to meet the remarketing needs of both its institutional and dealer customers. With 62 auction locations in the United States, Canada and Mexico, strategically located near metropolitan areas with a large concentration of used vehicle dealers, the company is well positioned to host both physical and Internet auctions. Through its related subsidiaries of AutoVIN® and PAR North America, it is also able to provide additional services including inspections, inventory audits and remarketing outsourcing solutions including a network of repossession agents, titling and auction sale representation. Visit ADESA.COM for details.